Exhibit 99.1

HINES REIT ACQUIRES CALIFORNIA CASUALTY PLAZA

     (SAN MATEO, CALIFORNIA) — Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired California Casualty Plaza in San Mateo, CA, from the State Teachers Retirement System of Ohio. This is the first direct asset acquired by Hines REIT as it continues to assemble a diversified portfolio of assets that it believes have quality construction, desirable locations and quality tenants.

     California Casualty Plaza is comprised of a four-story office building completed in 1971 and substantially renovated in 1996, and a two-story office building completed in 1983. Totaling 253,377 square feet, the properties are located at 1900 Alameda de las Pulgas and 2000 Alameda de Las Pulgas, respectively, in the San Francisco Bay area.

     The complex is currently 84% leased with 66% of the property occupied by California Casualty Management Company, a privately-held provider of home and automobile insurance.

     “We believe California Casualty is an excellent acquisition for us. Not only does the project have a high quality rent roll and convenient access to the major freeways serving the Bay Area, it also enjoys amazing views with its adjacency to the Peninsula Golf & Country Club,” according to Charles Hazen, President of Hines REIT.

     Hines will provide property management and leasing responsibilities on behalf of Hines REIT.

     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in office properties located in the United States. In addition to owning California Casualty Plaza, Hines REIT has acquired indirect interests in nine office properties located in New York, Washington D.C., Houston, Chicago and San Francisco. For additional information about Hines REIT, please see www.hinesreit.com.

     Hines, the sponsor of Hines REIT, is a fully integrated real estate investment and management firm and, with its predecessor, has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 47 years. As of December 31, 2004, Hines had acquired or developed 640 real estate projects representing approximately 190 million square feet since its inception in 1957. With offices in 63 U.S. cities and 13 foreign countries, and controlled assets valued at approximately $11 billion, Hines is one of the largest real estate organizations in the world. In the San Francisco Bay area, Hines owns and/or manages more than 10 million leaseable square feet. Access www.hines.com for more information.

     Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, risks associated with property acquisitions, dependence on Hines and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.